EXHIBIT 99.1

Investor Contact:	Press Contact:
Jeff Carberry	Eric Nash
Stamps.com Investor Relations	Stamps.com Public Relations
(310) 482-5830	(310) 482-5942
inrev@stamps.com	publicrelations@Stamps.com

STAMPS.COM ANNOUNCES FIRST QUARTER 2011 RESULTS

Total Revenue up 9% to $22.8 million; Core PC Postage Revenue up 14%;
Non-GAAP Diluted Earnings per Share up 27% to $0.24

LOS ANGELES – April 28, 2011 – Stamps.com® (Nasdaq:STMP), the leading provider of postage online and shipping software solutions, today announced results for the first quarter ended March 31, 2011.

For the first quarter:

•	Core PC Postage revenue, which excludes the enhanced promotion channel, was $20.6 million, up 14% from the first quarter of 2010.

•
Non-core PC Postage revenue from the enhanced promotion channel (online programs where additional promotions are provided directly by marketing partners) was $0.8 million, down 39% versus the first quarter of 2010, as the Company continues to reduce its investment in this area.

•	PhotoStamps revenue was $1.4 million, down 8% versus the first quarter of 2010, as the Company continues to reduce its investment in this area.

•	Total revenue was $22.8 million, up 9% compared to the first quarter of 2010.

•	PC Postage gross margin was 76.0%, PhotoStamps gross margin was 21.0% and total gross margin was 72.7%.

•	GAAP net income was $2.7 million or $0.18 per fully diluted share. This includes $0.8 million in stock-based compensation expense.

•	Excluding the stock-based compensation expense, non-GAAP income from operations was $3.4 million, non-GAAP net income was $3.5 million and non-GAAP net income per fully diluted share was $0.24.

"We were pleased to see continued acceleration in our revenue growth for our core PC Postage business with revenue up 14%, our strongest quarterly growth rate since 2006, and continued strength in our earnings with non-GAAP earnings per share up 27% year-over-year," said Ken McBride, Stamps.com president and CEO. "During the first quarter we also saw a reduction in average monthly churn to 3.0% and a sequential increase of 20 thousand in our paid customer metric.  As a result of the strength in our business, we raised our 2011 revenue and 2011 non-GAAP EPS guidance today."

First Quarter 2011 Detailed Results

Stamps.com reported first quarter 2011 GAAP net income of $2.7 million. On a per share basis, total first quarter 2011 GAAP net income was $0.18 based on fully diluted shares outstanding of 14.6 million.  First quarter 2011 GAAP net income included $0.8 million of stock-based compensation expense. Non-GAAP and GAAP amounts are reconciled in the following table:

First Quarter Fiscal 2011
All amounts in millions except	Non-GAAP	Stock-Based	GAAP
per share or margin data:	Amounts	Comp. Exp.	Amounts

Cost of Sales	$6.16	$0.07	$6.22
Research & Development	2.08	0.19	2.27
Sales & Marketing	8.08	0.19	8.28
General & Administrative	3.11	0.35	3.46
Total Expenses	19.44	0.80	20.23

Gross Margin	73.0%	(0.3%)	72.7%

Income (Loss) from Operations	3.38	(0.80)	2.58
Interest and Other Income	0.16	-	0.16
Pre-Tax Income (Loss)	3.53	(0.80)	2.74

Provision for Income Taxes	(0.07)	-	(0.07)

Net Income	$3.47	$(0.80)	$2.67

On a diluted per share basis	$0.24	$(0.05)	$0.18

Shares used in per share calculation	14.61	14.61	14.61

Excluding the stock-based compensation expense, first quarter 2011 non-GAAP net income was $3.5 million or $0.24 per fully diluted share based on fully diluted shares outstanding of 14.6 million. This compares to first quarter 2010 non-GAAP net income of $2.9 million and non-GAAP net income per fully diluted share of $0.19.  Thus, non-GAAP first quarter 2011 diluted earnings per share increased by 27% compared to the same quarter last year.

Share Repurchase

During the first quarter of 2011, the Company repurchased a total of 175 thousand shares for a total cost of $2.2 million. The Company’s current repurchase plan remains in effect through August 2011 with a remaining authorization of approximately 800 thousand shares.

The timing of share repurchases, if any, and the number of shares to be bought at any one time will depend on market conditions and the Company’s assessment of the risk that its net operating loss asset could be impaired if such repurchases were undertaken. Share purchases may be made from time-to-time on the open market or in negotiated transactions at the Company's discretion in compliance with Rule 10b-18 of the United States Securities and Exchange Commission. The Company's purchase of any of its shares may be subject to limitations imposed on such purchases by applicable securities laws and regulations and the rules of the Nasdaq Stock Market.

Net Operating Loss (NOL) Update

Stamps.com currently has approximately $225 million in Federal NOLs and $150 million in State NOLs. The Company estimates that as of March 31, 2011, its ownership shift was approximately 16% compared with the 50% level that could trigger impairment of its NOL asset under Internal Revenue Code Section 382 rules.  As part of its ongoing program to preserve future use of its NOL asset, the Company requests that any shareholder contemplating becoming a 5% shareholder contact the Company before doing so.

Business Outlook

Stamps.com currently expects total 2011 revenue to be in a range of $85 to $95 million. This compares to previous expectations for total 2011 revenue of $82.5 to $92.5 million. 2011 GAAP net income per share is expected to be in a range of $0.70 to $0.90, including approximately $3 million of stock-based compensation expense. Excluding the stock-based compensation expense, non-GAAP 2011 net income per fully diluted share is expected to be in a range of $0.90 to $1.10. This compares to previous expectations for non-GAAP 2011 net income per fully diluted share of $0.85 to $1.05.

Company Customer Metrics

A complete set of the quarterly customer metrics for the past five fiscal years and current fiscal year to date is available at http://investor.stamps.com (under a tab on the left side called Company Information, Metrics).

Quarterly Conference Call

The Stamps.com financial results conference call will be web cast today at 5:00 p.m. Eastern Time and may be accessed at http://investor.stamps.com. The Company plans to discuss its business outlook during the conference call. Following the conclusion of the web cast, a replay of the call will be available at the same website.

About Stamps.com and PhotoStamps

Stamps.com (Nasdaq: STMP) is a leading provider of Internet-based postage services. Stamps.com’s service enables small businesses, enterprises, advanced shippers, and consumers to print U.S. Postal Service-approved postage with just a PC, printer and Internet connection, right from their home or office. The Company currently has PC Postage partnerships with Avery Dennison, Microsoft, HP, the U.S. Postal Service and others.

PhotoStamps is a patented Stamps.com product that couples the technology of PC Postage with the simplicity of a web-based image upload and order process. Customers may create full custom PhotoStamps with their own digital photograph, or they may choose a licensed image from one of many PhotoStamps collections such as the collegiate collection. Stamps.com currently has PhotoStamps partnerships with Apple, Google/Picasa, HP/Snapfish, Adobe and others.

Non-GAAP Measures

To supplement the Company’s condensed financial statements presented in accordance with GAAP, Stamps.com uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP income from operations, non-GAAP pre-tax income, non-GAAP net income, non-GAAP earnings per diluted share, and non-GAAP gross margin. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found in the financial table on page 2 of this press release.

Non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance, prospects for the future and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP measures provide meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results. The Company believes the non-GAAP measures that exclude stock-based compensation, asset write-offs, dividend-related compensation expense, legal settlements and reserves, and income tax adjustments, when viewed with GAAP results and the accompanying reconciliation, enhance the comparability of results against prior periods and allow for greater transparency of financial results. The Company believes non-GAAP measures facilitate management’s internal comparison of the Company’s financial performance to that of prior periods as well as trend analysis for budgeting and planning purposes. The presentation of non-GAAP measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements about our anticipated results that involve risks and uncertainties. Important factors, including the Company's ability to complete and ship its products, maintain desirable economics for its products and obtain or maintain regulatory approval, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by STAMPS.COM, including its Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. STAMPS.COM undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, the Stamps.com logo and PhotoStamps are trademarks or registered trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.

STAMPS.COM INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data: unaudited)

	Three Months ended March 31,
	2011	2010
Revenues:
Service	$17,237	$16,018
Product	3,365	3,073
Insurance	833	394
PhotoStamps	1,381	1,501
Other	1	3
Total revenues	22,817	20,989
Cost of revenues:
Service	3,580	3,483
Product	1,292	1,139
Insurance	262	114
PhotoStamps	1,090	1,078
Total cost of revenues	6,224	5,814
Gross profit	16,593	15,175
Operating expenses:
Sales and marketing	8,276	7,984
Research and development	2,273	2,170
General and administrative	3,460	2,967
Total operating expenses	14,009	13,121
Income from operations	2,584	2,054

Interest and other income, net	156	171
Income before income taxes	2,740	2,225
Income tax expense	65	80
Net income	$2,675	$2,145
Net income per share:
Basic	$0.18	$0.14
Diluted	$0.18	$0.14
Weighted average shares outstanding:
Basic	14,484	15,142
Diluted	14,613	15,272

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31,	December 31,
	2011	2010

ASSETS
Cash and investments	$36,046	$35,299
Accounts receivable	6,180	4,868
Other current assets	4,367	4,015
Property and equipment, net	1,624	1,694
Intangible assets, net	873	885
Deferred tax	7,650	7,650
Other assets	3,092	3,031
Total assets	$59,832	$57,442

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$9,447	$9,011
Deferred revenue	4,335	4,193
Total liabilities	13,782	13,204

Stockholders' equity:
Common stock	47	47
Additional paid-in capital	609,935	608,522
Treasury Stock	(120,343)	(118,151)
Accumulated deficit	(443,929)	(446,603)
Unrealized loss on investments	340	423
Total stockholders' equity	46,050	44,238
Total liabilities and stockholders' equity	$59,832	$57,442